Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Executive Director

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – July 30, 2009 – Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the second quarter ended June 30, 2009.

Revenues for the quarter ended June 30, 2009 were $27.4 million, compared to $30.4 million for the comparable period in 2008. The decrease from 2008 to 2009 primarily reflects the decrease in revenue due to the conclusion of various collaboration agreements largely offset by revenues associated with the license fees under the new collaborations with Bristol-Myers Squibb Company for XL184 and XL281 and Boehringer Ingelheim for the S1P1 Agonist program.

Research and development expenses for the quarter ended June 30, 2009 were $55.0 million, compared to $68.9 million for the comparable period in 2008. The decrease from 2008 to 2009 primarily reflects decreased personnel costs due to our November 2008 restructuring, the impact from other cost containment measures initiated in 2008, and the wind down of development expenses for discontinued programs, which were partially offset by increased development activities related mainly to XL184.

General and administrative expenses for the quarter ended June 30, 2009 were $8.7 million, compared to $10.2 million for the comparable period in 2008. The decrease from 2008 to 2009 was primarily due to decreased personnel costs due to our November 2008 restructuring, partially offset by an increase in facilities costs.

Collaboration cost-sharing for the quarter ended June 30, 2009 was $1.6 million and reflects the net impact of the amount due under the agreement with Bristol-Myers Squibb Company for expenses incurred by Bristol-Myers Squibb Company on XL184 offset by our spend on XL281.

Net loss attributable to Exelixis, Inc. for the quarter ended June 30, 2009 was $44.8 million, or $0.42 per share, compared to $45.1 million, or $0.43 per share, for the comparable period in 2008. Net loss attributable to Exelixis, Inc. for 2009 included a one-time charge of $9.8 million as a result of the deconsolidation of Symphony Evolution, Inc. The decrease in net loss attributable to Exelixis, Inc. from 2008 to 2009 was primarily due to decreased expenses described above.

Cash and cash equivalents, short-term and long-term marketable securities, and restricted cash and investments totaled $213.1 million at June 30, 2009, compared to $284.2 million at December 31, 2008, which also included investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle).

2009 Q2 Business Highlights

•

Established a global license agreement for XL147 and XL765 and a broad collaboration for the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the treatment of cancer with sanofi-aventis. After the end of the quarter, Exelixis became eligible to receive aggregate upfront cash payments of $140 million under its agreements with sanofi-aventis, which were received on July 20, 2009, net of required tax withholding. Exelixis will receive guaranteed research funding of $21 million over a three-year research term under the collaboration and will be eligible to receive development, regulatory and commercial milestones of over $1 billion, as well as royalties on sales of any products commercialized under the license or collaboration.

•

Established an exclusive, worldwide collaboration with Boehringer Ingelheim to discover, develop and commercialize sphingosine-1-phosphate type 1 receptor (S1P1) agonists for the treatment of autoimmune diseases. Exelixis received a $15 million upfront payment, will potentially receive up to $339 million in milestone payments dependent on the successful achievement of development, regulatory and commercial program goals and is eligible to receive royalties on sales of potential products commercialized under the collaboration.

•	Nine abstracts covering XL184, XL147, XL765, XL281, XL228 and XL880 were presented at the American Society of Clinical Oncology Annual Meeting.

•	Enrolled the first patient in the expanded 100-patient cohort in the ongoing phase 2 trial of XL184 in patients with glioblastoma multiforme.

•	Initiated a phase 2 randomized discontinuation study of XL184 encompassing diverse cancer indications.

“This was a productive quarter for us during which we exceeded all of our ambitious goals. We controlled expenses, we brought in additional cash and moved our compounds aggressively forward. Our new strategic alliances with sanofi-aventis and Boehringer Ingelheim secured $155 million in up-front payments and provide additional opportunities for near-, mid- and long-term value creation. At the end of June our cash balance totaled $213 million, and keep in mind this number does not include the upfront payment from sanofi-aventis which we received in July,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “We are pleased that sanofi-aventis shares our enthusiasm for PI3-kinase inhibition and we believe that together with them, we can build upon our lead in this important new approach to tumor growth control. We also had a strong presence at ASCO this year. Data from nine abstracts covering six different clinical development programs were presented and were well received by the oncology community. With our accomplishments in the first half of 2009, we are on track to meet our previously stated goals and financial guidance for the year.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter ended June 30, 2009 financial results and provide a general business update during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Thursday, July 30, 2009. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, sanofi-aventis, GlaxoSmithKline, Genentech, Boehringer Ingelheim, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2009 are indicated on a calendar year basis, ended December 31, 2008 and as of and for the fiscal quarters ended June 27, 2008 and July 3, 2009 are indicated as ended June 30, 2008 and 2009, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to Exelixis’ receipt of guaranteed research funding from sanofi-aventis under the parties’ collaboration to discover inhibitors of phosphoinositide-3 kinase (PI3K), Exelixis’ potential receipt of development, regulatory and commercial milestones, as well as royalties on sales of any products commercialized under the license or collaboration with sanofi-aventis, Exelixis’ potential receipt of milestone payments from Boehringer Ingelheim, as well as royalties on sales of potential products commercialized under the parties’ collaboration, Exelixis’ opportunities for near-, mid- and long-term value creation, Exelixis’ belief that together with sanofi-aventis, Exelixis can build upon its lead in its approach to tumor growth control, and Exelixis’ belief that it is on track to meeting its previously stated goals and financial guidance for the year. Words such as “will,” “guaranteed,” “eligible,” “potentially,” “believe,” “provide,” “on track,” “goals,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis’ dependence on its relationships with license and collaboration partners; the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; the ability to conduct clinical trials for Exelixis’

compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of Exelixis’ programs; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon opportunities for value creation; the timely receipt of research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended July 3, 2009, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Contract	$6,299	$16,757	$13,006	$35,381
License	21,103	13,655	39,699	22,974

Total revenues	27,402	30,412	52,705	58,355

Operating expenses:
Research and development	55,036	68,869	110,380	134,842
General and administrative	8,739	10,228	17,268	18,919
Collaboration cost sharing	1,639	—	(158)	—

Total operating expenses	65,414	79,097	127,490	153,761

Loss from operations	(38,012)	(48,685)	(74,785)	(95,406)

Other income (expense):
Interest income and other, net	367	1,471	921	3,984
Interest expense	(2,118)	(1,254)	(4,234)	(2,215)
Gain on sale of business	1,800	—	1,800	—
Loss on deconsolidation of Symphony Evolution, Inc.	(9,826)	—	(9,826)	—

Total other income	(9,777)	217	(11,339)	1,769

Consolidated loss before taxes	(47,789)	(48,468)	(86,124)	(93,637)
Income tax benefit	846	—	846	—

Consolidated net loss	(46,943)	(48,468)	(85,278)	(93,637)

Loss attributed to noncontrolling interest	2,181	3,344	4,337	7,239

Net loss attributable to Exelixis, Inc.	$(44,762)	$(45,124)	$(80,941)	$(86,398)

Net loss per share, basic and diluted attributable to Exelixis, Inc.	$(0.42)	$(0.43)	$(0.76)	$(0.82)

Shares used in computing basic and diluted net loss per share	106,840	105,340	106,612	105,166

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2009	December 31, 2008 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$213,055	$284,185
Working capital	$29,173	$82,028
Total assets	$333,177	$401,622
Stockholders’ deficit	$(123,619)	$(56,261)

(1)	Derived from the audited consolidated financial statements
(2)	These amounts include investments held by Symphony Evolution, Inc. of zero and $14.7 million and restricted cash and investments of $4.7 million and $4.0 million as of June 30, 2009 and December 31, 2008, respectively.